Exhibit 99.2

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel

May 3, 2004

(432) 620-0300

KEY ENERGY PROVIDES ACTIVITY UPDATE

MIDLAND, TX, May 3, 2004 – Key Energy Services, Inc. (NYSE: KEG) announced selected operating data, including revenue, rig and trucking hours, and cash position, for the quarter ended March 31, 2004.

	Quarter Ended
($ in thousands)	3/31/2004	12/31/2003	3/31/2003
Revenues
Well Service	$228,484	$213,614	$199,158
Drilling	18,638	17,980	14,595
Other	(222)	126	8
Total Revenues	$246,900	$231,720	$213,761

Cash	$10,511	$102,771	$3,562
Total Debt	$489,714	$556,356	$499,069

Rig Hours
Daylight Rigs	486,761	434,981	457,899
24 Hour Rigs	86,417	88,848	71,507
Drilling Rigs	51,905	52,691	42,021
Total Rig Hours	625,083	576,520	571,427

Trucking Hours	715,041	718,632	696,025

The Company previously announced on March 29, 2004 that it would not file its Annual Report on Form 10-K for the year ended December 31, 2003 by March 30, 2004.  As described more fully in the Company’s March 29, 2004 release, the Company is in the process of reviewing its assets and other items which the Company currently expects will require write-downs of approximately $78 million in fixed assets and approximately $5 million of goodwill and other intangible assets.  The Company currently expects the write-downs to be recorded in 2003 and one or more prior years and, as a result, expects that certain prior year financial statements will require restatement.  Accordingly, until this review and restatements of prior

6 Desta Drive, Midland, TX 79705

year financial statements are completed, the Company will not be able to provide results of operations or other financial statements.

Key Energy Services, Inc. is the world’s largest rig-based, onshore well service company.  The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Canada and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the estimated amounts of write-downs and write-offs.  These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the risk that the Company will not execute on its operating plan; risks related to market demand; the risk of possible changes in the scope and nature of, and the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 financial statement. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.